Exhibit 99.1

Contacts:
GendeLLindheim BioCom Partners
Investors	Media
info@peregrineinc.com	Jennifer Anderson
(800) 987-8256	(212) 918-4642

PEREGRINE PHARMACEUTICALS REPORTS FINANCIAL RESULTS FOR FISCAL YEAR 2009

—FY 2009 Total Revenues Increased Nearly 200% to $18.1 Million and Avid's Revenues
More than Doubled to Nearly $13 Million—
—Net Loss Decreased by 41% for the Fourth Quarter and 29% for the Full Fiscal Year—
—Advances in Bavituximab and Cotara® Clinical Programs Highlighted by Positive Recent
Data from Ongoing Phase II Studies—

TUSTIN, Calif., July 14, 2009 -- Peregrine Pharmaceuticals, Inc. (Nasdaq: PPHM), today announced financial results for the fourth quarter and fiscal year (FY) 2009 ended April 30, 2009.  Total revenues for the fourth quarter of FY 2009 increased to $7,867,000, compared to $901,000 for the comparable quarter in FY 2008.  Total revenues for the 2009 fiscal year increased approximately 200% from $6,093,000 in FY 2008 to $18,151,000 in FY 2009, primarily from increased contract manufacturing revenues generated by Avid Bioservices, the company's wholly owned subsidiary, and increased revenues derived from the company’s R&D contract with the federal government.

Avid generated manufacturing revenues of $5,009,000 for the fourth quarter of FY 2009, compared to $751,000 for the comparable prior year quarter, while full year FY 2009 manufacturing revenues more than doubled to $12,963,000, up from $5,897,000 in FY 2008.  The increase in Avid revenues reflects increased manufacturing services provided to third-party customers during the quarter and the full fiscal year.  In addition to manufacturing revenues, during FY 2009 Peregrine generated revenues from services provided under its government contract with the U.S. Defense Threat Reduction Agency (DTRA) to evaluate bavituximab as a potential broad spectrum treatment for viral hemorrhagic fever infections.  Government contract revenues were $2,683,000 for the fourth quarter of FY 2009 and $5,013,000 for the 2009 fiscal year.  Peregrine’s work under the DTRA contract began during FY 2009, so there are no comparable figures for FY 2008.

Total costs and expenses in the fourth quarter of FY 2009 were $11,239,000, compared to $7,198,000 in the fourth quarter of FY 2008.  Increased costs of contract manufacturing were directly driven by the increase in Avid revenues, while the increased research and development (R&D) costs were associated with increased costs incurred under the government contract.  The fourth quarter increase in selling, general, and administrative (SG&A) expenses was primarily due to a one-time charge associated with a legal settlement.

Total costs and expenses for the 2009 fiscal year were $34,467,000, compared to $30,233,000 in FY 2008, an increase of 14%.  Increased contract manufacturing costs directly related to the increase in Avid revenues accounted for most of the increase in total expenses.  R&D expenses for FY 2009 were essentially flat compared to FY 2008, despite the fact that clinical and other development activities related to the bavituximab clinical program significantly increased.  The company was able to offset costs associated with these increased R&D activities by re-focusing effort from earlier stage preclinical programs to its clinical development efforts.  SG&A expenses slightly decreased two percent in FY 2009 compared to FY 2008.

Peregrine reported a consolidated net loss of $3,609,000, or $0.02 per basic and diluted share, in the fourth quarter of FY 2009, compared to a consolidated net loss of $6,159,000, or $0.03 per basic and diluted share, for the comparable period in FY 2008, a decrease of 41%.  The company reported a consolidated net loss of $16,524,000, or $0.07 per basic and diluted share for FY 2009, compared to a consolidated net loss of $23,176,000, or $0.10 per basic and diluted share for FY 2008, a decrease of 29%.

“This has been a significant year of accomplishment at Peregrine as we delivered on our commitment to significantly expand and advance our bavituximab Phase II clinical program, which is already yielding encouraging data, while nearly tripling revenues and reducing our net loss by nearly 30%,” said Steven W. King, president and CEO of Peregrine.  “These accomplishments have allowed us to build significant value in our oncology clinical pipeline, to grow the value of our contract manufacturing business and to realize immediate value from our bavituximab anti-viral technology platform through our DTRA government contract.  These achievements have created considerable momentum that we expect to maintain throughout the coming year.”

Mr. King added, “We more than doubled our Avid contract manufacturing revenues and recorded more than $5 million in first-year revenues from a multi-year government contract to evaluate our bavituximab anti-viral platform for its broad spectrum potential to treat or prevent serious virus infections.  At the same time, we advanced our bavituximab and Cotara clinical trials in FY 2009 while keeping R&D costs flat.  These trials have already yielded very promising early results, and we are optimistic they will continue to yield positive results during the current fiscal year.”

Mr. King continued, “This year we also made important progress in raising the profile of all three of our clinical programs among investors, potential partners and the medical community, and as a result, the pace of our partnering efforts has accelerated.  Among the most significant developments driving this increased interest was the release of our first clinical data indicating that bavituximab may be a valuable new option for treating cancer.  In three separate Phase II trials in combination with chemotherapy, bavituximab demonstrated encouraging signs of efficacy in patients with advanced breast cancer and advanced lung cancer.  All three trials surpassed the requisite efficacy criteria for expansion of patient enrollment, which is now well underway.  These trials, along with our Phase I bavituximab cancer study that recently completed patient enrollment, are helping to set the stage for advancing bavituximab toward later-stage clinical trials.  Planning for this exciting next phase for our bavituximab oncology program has already begun.”

Mr. King added, “This past year we also made significant advancements in our bavituximab and broader anti-PS anti-viral program, receiving high-profile international validation through the publication of data in the highly respected scientific journal Nature Medicine, which confirmed the anti-viral potential of bavituximab and our other anti-PS antibodies.  We were also successful in completing contract negotiations with the DTRA, allowing us to expand the evaluation of our anti-PS antibodies as potential broad spectrum agents for the treatment or prevention of viral hemorrhagic fever virus infections. This contract directly or indirectly supports our bavituximab and other anti-PS technology programs and represents another significant validation for the anti-PS technology platform.”

Mr. King continued, “Our Cotara clinical program continues to advance with patient enrollment nearing completion in our dose confirmation and dosimetry study in patients with recurrent glioblastoma (GBM), and enrollment exceeds the halfway mark in our Phase II trial in relapsed GBM patients.  We recently presented dosimetry study data at the Society of Nuclear Medicine 2009 Annual Meeting, further confirming that Cotara specifically localizes to brain tumors at high concentrations with minimal radiation exposure to other organs, reinforcing its potential as a possible new treatment for GBM.”

At April 30, 2009, Peregrine had $10 million in cash and cash equivalents, compared to $15.1 million in cash and cash equivalents at April 30, 2008.  After the close of the 2009 fiscal year, Peregrine raised approximately $6.9 million in gross proceeds from the sale of common stock from its existing shelf registration.  The stock was sold in an “At the Market” offering as defined in Rule 415 of the Securities Act.  This stock sale involved no discounts or warrants and required only a modest commission be paid to the underwriter.

Paul Lytle, chief financial officer of Peregrine, noted, “Our ‘At the Market’ sales agreement has proven to be a very successful financing vehicle, allowing us to sell shares of common stock at market prices and to raise the full target amount of $7.5 million in new equity for the company at favorable terms.  With the successful closing of this equity sale, Peregrine had met all the conditions to draw down the second $5 million tranche under our current loan agreement.  However, we have opted not to draw down the additional debt at this time.  Instead, we plan to rely on our other potential sources of capital and the projected revenues from Avid and our DTRA government contract, thereby avoiding the additional costs and future repayment of principal and interest associated with taking on additional debt.  The original loan we closed last December has served its purpose by allowing us to continue our R&D programs during very tough economic conditions.”

The company’s FY 2009 Annual Report on Form 10-K to be filed today will include an audit opinion with a "going concern" qualification.  The qualification is a statement in the audit opinion of Ernst & Young LLP, the company’s independent registered public accounting firm, expressing substantial doubt, based upon Peregrine’s current financial resources, as to whether the company can continue to meet its financial obligations beyond fiscal year 2010 without access to additional cash and cash equivalents.  Nasdaq Marketplace Rule 4350(b) (1) (B) requires Nasdaq-listed companies to announce publicly through the news media the receipt of an audit opinion containing a "going concern" qualification.

Mr. Lytle added, “We believe Peregrine has sufficient financial resources to meet its obligations through at least FY 2010, based on a number of factors.  These factors include our recent success in reinforcing the company’s cash position by raising approximately $6.9 million in new equity capital in FY 2010, our projected cash-inflows from Avid manufacturing revenues and from our DTRA government contract, as well as our substantial progress in managing expenses and significantly reducing our cash burn rate.  Nonetheless, there are potential uncertainties associated with these financial projections that required the company’s independent registered public accounting firm to include a ‘going concern’ qualification in its audit opinion.  We therefore expect this unqualified opinion with an explanatory paragraph to have a minimal impact on the company as we continue to advance our clinical programs and service our Avid customers.”

Mr. Lytle concluded, “Looking ahead, we must have the ability to internally support our clinical programs and the expansion of those programs based on the promising data we have already seen.  We therefore plan to file a shelf registration statement today with the SEC and concurrently enter into an ’At the Market’ sales agreement so we can provide the company with the best possible options as we look at supplementing our revenue streams with additional equity capital.  As we get closer to starting later-stage trials, drug development becomes more expensive, but the potential return to our company and our shareholders is also much greater.”

Mr. King concluded, “We believe that the company’s future has never looked brighter.  With multiple Phase II cancer trials underway, we expect a steady flow of clinical data during the 2010 fiscal year.  Our promising clinical data and the validation our technology is receiving as a result of our enhanced publication and presentation activities and our ramped-up outreach efforts have helped put Peregrine on the radar screen of many more thought leaders, potential partners and investors.  With our clinical programs on track to generate additional data, and contract revenues from Avid and our DTRA program continuing to increase, we anticipate that FY 2010 could be a very positive year for Peregrine."

The company’s Annual Report on Form 10-K will be filed later today and will be available at the SEC’s website at www.sec.org, or through the investor portion of Peregrine’s website at www.peregrineinc.com.

Operating Highlights Since the Start of Fiscal Year 2009

Bavituximab Anti-Cancer Program
Peregrine reported progress in all four ongoing trials in its bavituximab cancer program, including its three Phase II trials:
▪
Completed enrollment of the planned 46 patients in a Phase II trial evaluating bavituximab in combination with docetaxel in advanced breast cancer patients.  As reported in an oral presentation at the 2009 ASCO Annual Meeting, 10 of 14, or 71% of evaluable patients in the initial cohort demonstrated an objective tumor response according to RECIST criteria.  These data exceeded the pre-specified endpoint needed to expand the trial and compare favorably with historical data with chemotherapy alone.  Recent analysis shows the median progression free survival of patients enrolled in the first part of the study was 7.4 months, a promising early result.  Patient dosing and follow-up in this trial are continuing.

▪
Reported that in a Phase II trial evaluating bavituximab in combination with carboplatin and paclitaxel in advanced breast cancer patients, nine of 14, or 64% of evaluable patients in the initial cohort achieved an objective tumor response according to RECIST criteria.  These data exceeded the pre-specified endpoint needed to expand the trial.  Patient enrollment and dosing are underway in the expansion stage of the trial, which will enroll a total of 46 advanced breast cancer patients overall.

▪
Reported that in a Phase II trial evaluating bavituximab in combination with carboplatin and paclitaxel in non-small cell lung cancer (NSCLC) patients with locally advanced or metastatic disease, 11 of 17, or almost 65% of evaluable patients in the initial cohort, achieved an objective tumor response according to RECIST criteria.  These early results, which exceeded the pre-specified endpoint needed to expand the trial, compare very favorably with historical data with chemotherapy alone and are especially encouraging in this hard-to-treat cancer.  Patient enrollment and dosing are continuing in the expansion stage of the trial, which will enroll a total of 49 NSCLC patients overall.

▪
Completed patient enrollment in a Phase I trial evaluating bavituximab as monotherapy in patients with advanced refractory cancers.  At the 2009 ASCO Annual Meeting, study researchers reported that bavituximab had demonstrated a predictable pharmacokinetic profile and acceptable safety, and that a maximum tolerated dose was not reached, even at the highest planned dose level.

▪
Announced that the ASCO Research Foundation awarded one of its 2009 Career Development Awards to a researcher at the University of Texas Southwestern Medical Center for a study of the biologic effects of bavituximab and chemotherapy in patients with advanced lung cancer.

▪
Presented data from two studies at the AACR 2009 Annual Meeting providing further confirmation of the unique immunomodulatory mechanisms contributing to the anti-tumor activity of Peregrine’s anti-PS antibody platform.

Bavituximab Anti-Viral Program
The company continued to advance the bavituximab anti-viral program:
▪
Received major validation of the broad anti-viral potential of the company’s anti-PS antibody platform with the publication of data in Nature Medicine showing that its PS-targeting drug bavituximab can cure lethal virus infections in animal disease models.

▪
Entered into a five-year contract potentially worth up to $44.4 million with the Department of Defense’s Defense Threat Reduction Agency (DTRA), and ramped up activities under this contract to assess bavituximab and other anti-PS antibodies for biodefense applications against viral hemorrhagic fevers.

▪	Continued to enroll and dose patients in an ongoing Phase I clinical trial of bavituximab in hepatitis C virus infected patients co-infected with HIV.
▪	Was awarded a U.S. patent that includes broad claims covering anti-viral applications of antibodies that directly bind to aminophospholipids, including PS.
▪	Reported that the company's anti-PS technology was positively highlighted in scientific sessions at the AIDS Vaccine 2008 conference in Cape Town, South Africa.

Cotara® Brain Cancer Program
▪
Reported that patient enrollment in the Cotara dosing and dosimetry trial at U.S. brain cancer centers was nearing completion, and that patients in the initial two cohorts of the study have all either met or exceeded the expected median survival time of six months for recurrent glioblastoma multiforme (GBM) patients.

▪
Presented data at the Society of Nuclear Medicine 2009 Annual Meeting showing that Cotara specifically localizes to brain tumors at high concentrations with minimal radiation exposure to other organs.  This data confirms a key safety attribute of Cotara—its ability to precisely target tumors.  Data showed that the concentration of Cotara in brain tumors was on average more than 300-fold higher than in normal organs.

▪	Reported that patient enrollment has exceeded the halfway mark in the Cotara Phase II trial in patients with relapsed GBM.

Avid Bioservices
▪	Avid management gave scientific presentations at a number of industry meetings, including the 2009 BIO International Convention, highlighting the company’s distinctive capabilities and experience.
▪
Avid expanded its biomanufacturing capabilities with the installation of two Thermo Scientific HyClone Single-Use Bioreactors, which further enhance Avid’s ability to meet the growing demand for its cell culture production services.

▪	Signed a manufacturing supply agreement with Catalyst Biosciences to produce clinical-grade material for their candidate for the treatment of acute bleeding in hemophilia patients.

Other Developments
▪
Peregrine settled a lawsuit with Cancer Therapeutics Laboratories (CTL).  Under the terms of the agreement, CTL is transferring shares in Medibiotech Co., Inc. to Peregrine, giving Peregrine close to a 5% ownership stake in Medibiotech.  Medibiotech is a Chinese company that has the exclusive rights in the People’s Republic of China to develop and market a version of Peregrine’s radiolabeled tumor necrosis therapy (TNT) technology for the treatment of cancer.  Peregrine will also make certain cash payments to CTL.

▪
In March 2009, Peregrine announced an agreement with Wm Smith & Co. to raise a target of $7.5 million from its existing shelf registration by selling new equity in an “At the Market” offering as defined in Rule 415 of the Securities Act.  The stock was sold at market prices between April and early June by Wm Smith & Co. to reach the targeted $7.5 million in new capital.

▪
Entered into a loan agreement for up to $10 million to finance ongoing clinical development efforts.  Peregrine received an initial $5 million tranche and later declined an option for a second $5 million tranche.

▪
Received a letter from NASDAQ providing Peregrine with additional time to regain compliance with NASDAQ's $1.00 minimum bid price rule.  Peregrine now has at least until October 26, 2009 to regain compliance.

▪
Received shareholder approval at the Annual Meeting of Stockholders held on October 21, 2008, for a proposal that provides the company's Board of Directors with discretionary authority to implement a reverse split of the issued and outstanding shares of Peregrine's common stock before the 2009 Annual Meeting.

Conference Call
The company will host a conference call today, July 14, 2009 at 11:30 a.m. EDT/8:30 a.m. PDT to discuss its fiscal year 2009 financial results.

To listen to a live broadcast of the call over the Internet or to review the archived call, please visit: www.peregrineinc.com.  The webcast will be archived on Peregrine's website for approximately 30 days.

To listen to the conference call via telephone, please call the following number approximately 10 minutes prior to the scheduled start time and request to join the Peregrine Pharmaceuticals call:  (800) 860-2442.  A telephonic replay of the conference call will be available starting approximately one hour after the conclusion of the call through July 21, 2009 by calling (877) 344-7529, passcode 431883#.

About Peregrine Pharmaceuticals
Peregrine Pharmaceuticals, Inc. is a biopharmaceutical company with a portfolio of innovative monoclonal antibodies in clinical trials for the treatment of cancer and serious viral infections. The company is pursuing three separate clinical programs in cancer and hepatitis C virus infection with its lead product candidates bavituximab and Cotara®.  Peregrine also has in-house manufacturing capabilities through its wholly owned subsidiary Avid Bioservices, Inc. (www.avidbio.com), which provides development and biomanufacturing services for both Peregrine and outside customers. Additional information about Peregrine can be found at www.peregrineinc.com.

Safe Harbor Statement: Statements in this press release which are not purely historical, including statements regarding Peregrine Pharmaceuticals' intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to the risk that the company may experience delays in clinical trial patient enrollment, the results of future clinical trials may not correlate with the results from prior clinical and preclinical studies, the risk that the rate of objective tumor response for the expansion stages of the company's three Phase II trials will not be consistent with the objective tumor responses experienced in the first stage of the respective Phase II trials, the risk that the standard chemotherapy response rate will not be improved as a result of the combination therapy with the inclusion of bavituximab, the risk that the company will not be able to raise additional capital under its “At the Market” sales agreement, the risk that Avid’s revenue growth may slow or decline, the risk that Avid may experience technical difficulties in processing customer orders which could delay delivery of products to customers and receipt of payment, the risk that one or more existing Avid customers terminates its contract prior to completion, the risk that the company does not receive all of its funding under the DTRA contract, the risk that future protocol submissions may not be approved and the risk that the company may not be able to monetize any of its assets. It is important to note that the company's actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties associated with completing preclinical and clinical trials for our technologies; the early stage of product development; the significant costs to develop our products as all of our products are currently in development, preclinical studies or clinical trials; obtaining additional financing to support our operations and the development of our products; obtaining regulatory approval for our technologies; anticipated timing of regulatory filings and the potential success in gaining regulatory approval and complying with governmental regulations applicable to our business. Our business could be affected by a number of other factors, including the risk factors listed from time to time in the Company's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended April 30, 2009. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Peregrine Pharmaceuticals, Inc. disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

--Financial Tables to Follow--

PEREGRINE PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS
AS OF APRIL 30, 2009 AND 2008

	2009	2008
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$10,018,000	$15,130,000
Trade and other receivables	1,770,000	605,000
Government contract receivables	1,944,000	-
Inventories, net	4,707,000	2,900,000
Debt issuance costs, current portion	229,000	-
Prepaid expenses and other current assets, net	1,466,000	1,208,000

Total current assets	20,134,000	19,843,000

PROPERTY:
Leasehold improvements	675,000	669,000
Laboratory equipment	4,180,000	4,140,000
Furniture, fixtures and computer equipment	902,000	919,000

	5,757,000	5,728,000
Less accumulated depreciation and amortization	(4,076,000)	(3,670,000)

Property, net	1,681,000	2,058,000

Debt issuance costs, less current portion	142,000	-
Other assets	1,170,000	1,156,000

TOTAL ASSETS	$23,127,000	$23,057,000

-continued-

PEREGRINE PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS
AS OF APRIL 30, 2009 AND 2008 (continued)

	2009	2008
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$3,518,000	$2,060,000
Accrued clinical trial site fees	955,000	237,000
Accrued legal and accounting fees	667,000	450,000
Accrued royalties and license fees	182,000	222,000
Accrued payroll and related costs	1,580,000	1,084,000
Capital lease obligation, current portion	17,000	22,000
Notes payable, current portion and net of discount	1,465,000	-
Deferred revenue	3,776,000	2,196,000
Deferred government contract revenue	3,871,000	-
Customer deposits	2,287,000	838,000
Other current liabilities	546,000	331,000

Total current liabilities	18,864,000	7,440,000

Capital lease obligation, less current portion	4,000	22,000
Notes payable, less current portion and net of discount	3,208,000	-
Other long-term liabilities	150,000	-
Commitments and contingencies

STOCKHOLDERS' EQUITY:
Preferred stock - $.001 par value; authorized 5,000,000 shares; non-voting; nil shares outstanding	-	-
Common stock - $.001 par value; authorized 325,000,000 shares; outstanding - 227,688,555 and 226,210,617, respectively	227,000	226,000
Additional paid-in-capital	248,034,000	246,205,000
Accumulated deficit	(247,360,000)	(230,836,000)

Total stockholders' equity	901,000	15,595,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$23,127,000	$23,057,000

-continued-

PEREGRINE PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED APRIL 30, 2009

	2009	2008	2007

REVENUES:
Contract manufacturing revenue	$12,963,000	$5,897,000	$3,492,000
Government contract revenue	5,013,000	-	-
License revenue	175,000	196,000	216,000

Total revenues	18,151,000	6,093,000	3,708,000

COSTS AND EXPENSES:
Cost of contract manufacturing	9,064,000	4,804,000	3,296,000
Research and development	18,424,000	18,279,000	15,876,000
Selling, general and administrative	6,979,000	7,150,000	6,446,000

Total costs and expenses	34,467,000	30,233,000	25,618,000

LOSS FROM OPERATIONS	(16,316,000)	(24,140,000)	(21,910,000)

OTHER INCOME (EXPENSE):
Interest and other income	200,000	989,000	1,160,000
Interest and other expense	(408,000)	(25,000)	(46,000)

NET LOSS	$(16,524,000)	$(23,176,000)	$(20,796,000)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	226,231,464	221,148,342	192,297,309
BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.07)	$(0.10)	$(0.11)

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